Exhibit 99.1

Absci Reports Business Updates and Fourth Quarter and Full Year 2025 Financial and Operating Results
Successfully dosed first three cohorts in SAD portion of ongoing ABS-201™ HEADLINE trial; well-tolerated with favorable emerging safety data
Unveiled human ex vivo data demonstrating that ABS-201 stimulates hair growth and regenerates follicle stem cell niche
Appointed seasoned biopharmaceutical executive Ransi Somaratne, M.D., FACC, MBA as Chief Medical Officer
Cash, cash equivalents, and marketable securities sufficient to fund operations into the first half of 2028
VANCOUVER, Wash. and NEW YORK, March 24, 2026 – Absci Corporation (Nasdaq: ABSI), a clinical-stage biopharmaceutical company advancing breakthrough therapeutics designed with generative AI, today reported financial and operating results for the quarter and full year ended December 31, 2025.
“Over the past year, we advanced ABS-201 from preclinical to three dosed cohorts in our HEADLINE trial with favorable emerging safety data, extending our track record of moving from AI design to clinic in approximately two years at a fraction of industry cost,” said Sean McClain, Founder and CEO. “Dr. Ransi Somaratne has joined as our first Chief Medical Officer to lead clinical execution and strategy. We are focused on delivering interim proof-of-concept data in the second half of 2026 and initiating our endometriosis Phase 2 by year-end. In AGA and endometriosis, there is a significant unmet need, as no approved disease-modifying therapeutic options exist for these patients. This is the kind of whitespace where we believe our AI-native drug creation strategy can generate the most value.”
Recent Highlights
•Successfully dosed first three cohorts in single ascending dose (SAD) portion of ongoing Phase 1/2a HEADLINE trial. ABS-201 has been well tolerated to date, with favorable emerging safety data.
•Unveiled human ex vivo data demonstrating that ABS-201 effectively stimulates hair growth by regenerating the stem cell niche as well as promoting additional key growth modulators. In these studies, ABS-201 treatment significantly inhibited the PRLR signaling pathway (STAT5 phosphorylation), which correlated with prolongation of anagen and restoration of growth

Exhibit 99.1
signaling, preservation and expansion of the stem cell niche, and potential for follicle reconversion.
•Released manuscript on Origin-1: a generative AI platform that designs full-length monoclonal antibodies (mAbs) against "zero-prior" epitopes. "Zero-prior" means that to our knowledge there are no published reports describing a protein that binds to the target at the selected epitope. In contrast to traditional screening methods, Origin-1 generated potential lead candidates by screening fewer than one hundred designs per target. This platform is potentially the first demonstration of de novo design of full-length mAbs against "zero-prior" epitopes with atomically accurate complex structures and functional activity.
•Appointed seasoned biopharmaceutical executive Ransi Somaratne, M.D., FACC, MBA as Chief Medical Officer to spearhead the clinical strategy and execution for Absci’s expanding pipeline of AI-designed therapeutics through clinical development. Dr. Somaratne joins Absci from Vertex Pharmaceuticals, where he served as Senior Vice President of Clinical Development and Translational Medicine, and previously held various roles at BioMarin Pharmaceutical and Amgen.
Internal Pipeline Updates and 2026 Outlook
•ABS-201 (anti-PRLR antibody) for androgenetic alopecia: ABS-201 is an anti-PRLR antibody, currently undergoing Phase 1/2a studies, in development for androgenetic alopecia (AGA), commonly known as male and female pattern hair loss. Absci believes that ABS-201, if successfully developed and approved, could provide a significant new category of AGA treatment that offers potentially durable hair growth with a convenient administration profile. Today, Absci announced that it has successfully dosed the first three cohorts in the SAD portion of its ongoing Phase 1/2a HEADLINE trial. ABS-201 has been well tolerated to date, with favorable emerging safety data. Absci anticipates reporting preliminary safety, tolerability, and pharmacokinetic (PK) data in the first half of 2026, with interim proof-of-concept data in the second half of 2026 and full proof-of-concept data in early 2027.
•ABS-201 (anti-PRLR antibody) for endometriosis: Absci is also developing ABS-201 for endometriosis, a large, underserved market with significant unmet medical need and poor standard of care. Endometriosis is prevalent in up to 10% of women worldwide, including an estimated 9 million women in the U.S., and there is currently no FDA-approved disease-modifying therapy. ABS-201 for endometriosis represents a novel mechanism (non-sex steroid hormone), with potential to be disease-modifying, act on both pain and lesion growth, and offer an improved safety profile. Absci anticipates initiation of a Phase 2 clinical trial for endometriosis in the fourth quarter of 2026, with potential proof-of-concept data in the second half of 2027.

Exhibit 99.1
•ABS-101 (anti-TL1A antibody): Absci continues to explore potential partnership and outlicensing opportunities for ABS-101, as well as first-in-class indication expansion opportunities for this target.
•ABS-301 (potential first-in-class antibody for undisclosed immuno-oncology target): ABS-301 is a fully human antibody designed to bind to a novel target discovered through Absci's Reverse Immunology platform. Absci has presented data for this program showing that expression of ABS-301’s target suggests broad potential in squamous cell carcinomas and beyond.
•ABS-501 (novel AI-designed anti-HER2 antibody): For this program, Absci has identified antibody leads using its zero-shot de novo AI technology with the following characteristics: novel epitope interactions, increased or equivalent affinity to trastuzumab in preclinical settings, efficacious against a trastuzumab-resistant xenograft tumor, and good developability.
•Drug Creation Partnerships: Absci continues to make further progress on its existing drug creation partnerships and anticipates signing one or more partnerships, including with a Large Pharma company, in 2026.
Based on the company's current plans, Absci believes its existing cash, cash equivalents, and marketable securities will be sufficient to fund its operations into the first half of 2028.
Fourth Quarter 2025 Financial Results
Revenue was $0.7 million for the three months ended December 31, 2025 compared to $0.7 million for the three months ended December 31, 2024.
Research and development expenses were $25.3 million for the three months ended December 31, 2025 compared to $18.4 million for the three months ended December 31, 2024. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development of ABS-101 and ABS-201.
Selling, general, and administrative expenses were $8.6 million for the three months ended December 31, 2025 compared to $8.8 million for the three months ended December 31, 2024.
Operating expenses for the three months ended December 31, 2025 were offset by a $5.1 million gain recorded on settlement of the Company's contingent consideration during the fourth quarter 2025, which resulted in the receipt of $8.7 million in unrestricted cash.
Net loss was $29.6 million for the three months ended December 31, 2025, as compared to $29.0 million for the three months ended December 31, 2024.

Exhibit 99.1
Full Year 2025 Financial Results
Revenue was $2.8 million for the twelve months ended December 31, 2025 compared to $4.5 million for the twelve months ended December 31, 2024.
Research and development expenses were $81.4 million for the twelve months ended December 31, 2025 compared to $63.9 million for the twelve months ended December 31, 2024. This increase was primarily driven by advancement of Absci's internal programs, including direct costs associated with external preclinical and clinical development.
Selling, general, and administrative expenses were $35.1 million for the twelve months ended December 31, 2025 compared to $36.2 million for the twelve months ended December 31, 2024. This decrease was primarily due to a reduction in personnel-related costs.
Operating expenses for the twelve months ended December 31, 2025 were offset by a $5.1 million gain recorded on settlement of the Company's contingent consideration during the fourth quarter 2025.
Net loss was $115.2 million for the twelve months ended December 31, 2025, as compared to $103.1 million for the twelve months ended December 31, 2024.
Cash, cash equivalents, and marketable securities as of December 31, 2025 were $144.3 million, compared to $152.5 million as of September 30, 2025.
Based on the company's current plans, Absci believes its existing cash, cash equivalents, and marketable securities will be sufficient to fund its operations into the first half of 2028.
Webcast Information
Absci will host a conference call to discuss its fourth quarter and full year 2025 business updates and financial and operating results on Tuesday, March 24, 2026 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. A webcast of the conference call can be accessed at investors.absci.com. The webcast will be archived and available for replay for at least 90 days after the event.
About Absci
Absci is advancing the future of drug discovery with generative design to create better biologics for patients, faster. Our Integrated Drug Creation™ platform combines cutting-edge AI models with a synthetic biology data engine, enabling the rapid design of innovative therapeutics that address challenging therapeutic targets. Absci’s approach leverages a continuous feedback loop between advanced AI algorithms and wet lab validation. Each cycle refines our data and strengthens our models, facilitating rapid innovation and enhancing the precision of our therapeutic designs. Alongside collaborations with top pharmaceutical, biotech, tech, and academic leaders, Absci is advancing its own pipeline of AI designed therapeutics including ABS-201™, a groundbreaking innovation in hair regrowth with the potential to redefine treatment possibilities for androgenetic alopecia, commonly known as male

Exhibit 99.1
and female pattern hair-loss. ABS-201 is also being investigated as a potential “best-in-class” therapeutic for endometriosis, a condition with significant unmet medical need and market potential. Absci is headquartered in Vancouver, WA, with AI Research Labs in New York City and Serbia, and an Innovation Center in Switzerland. Learn more at www.absci.com or follow us on LinkedIn (@absci), X (@Abscibio) and YouTube.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding any or all of the following: (i) Absci’s preclinical studies, clinical trials, as well as partnered and internally developed programs, including, without limitation, manufacturing capabilities, status of such studies and trials and expectations regarding data, safety and efficacy generally; (ii) data included in the above-described oral presentation, as well as the ability to use data from ongoing and planned clinical trials for the design and initiation of further clinical trials; (iii) projections regarding potential market opportunity, potential regulatory approval, the final approved label, and evolving competitive landscapes, as well as certain research findings based on participant responses to a hypothetical product profile and not any clinical results for ABS-201; (iv) Absci’s strategy, goals, anticipated financial performance and the sufficiency of its cash resources; (v) regulatory submissions and authorizations, including timelines for and expectations regarding any anticipated regulatory agency decisions; (vi) the expected benefits of its collaborations with partners; and (vii) the therapeutic value, development, and commercial potential of antibody therapies, as well as other technologies. Risks that contribute to the uncertain nature of the forward-looking statements include, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in Absci Corporation’s most recent annual report on Form 10-K and in any other subsequent filings made by Absci Corporation with the U.S. Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:
Alexander D.H. Khan
Corporate Vice President
Head of Investor Relations
investors@absci.com

Exhibit 99.1

Media Contact:
press@absci.com

Exhibit 99.1
Absci Corporation
Consolidated Statements of Operations

	(Unaudited)
	For the Three Months Ended December 31,		For the Years Ended December 31,
(In thousands, except for share and per share data)	2025	2024	2025	2024
Revenues
Partner program revenue	$650	$665	$2,800	$4,534
Operating expenses
Research and development	25,347	18,377	81,418	63,859
Selling, general and administrative	8,617	8,828	35,058	36,174
Depreciation and amortization	2,828	3,234	11,742	13,389
Gain on settlement of contingent consideration	(5,101)	—	(5,101)	—
Total operating expenses	31,691	30,439	123,117	113,422
Operating loss	(31,041)	(29,774)	(120,317)	(108,888)
Other income (expense)
Interest expense	(29)	(109)	(209)	(565)
Other income, net	1,346	921	5,412	6,417
Total other income, net	1,317	812	5,203	5,852
Loss before income taxes	(29,724)	(28,962)	(115,114)	(103,036)
Income tax expense	162	(21)	(69)	(70)
Net loss	$(29,562)	$(28,983)	$(115,183)	$(103,106)

Net loss per share: Basic and diluted	$(0.20)	$(0.25)	$(0.84)	$(0.94)

Weighted-average common shares outstanding: Basic and diluted	150,610,966	114,929,962	136,776,885	110,239,870

Exhibit 99.1
Absci Corporation
Consolidated Balance Sheets

	December 31,	December 31,
(In thousands, except for share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$20,025	$41,213
Restricted cash	—	15,947
Marketable securities	124,267	71,212
Prepaid expenses and other current assets	5,281	5,459
Total current assets	149,573	133,831
Operating lease right-of-use assets	2,914	3,968
Property and equipment, net	20,860	29,167
Intangibles, net	41,514	44,883
Restricted cash, long-term	1,053	1,054
Other long-term assets	383	705
TOTAL ASSETS	$216,297	$213,608
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$19,348	$10,449
Accrued expenses
Contingent consideration	—	12,750
Long-term debt	873	2,733
Operating lease obligations	1,805	1,608
Deferred revenue	739	1,116
Total current liabilities	22,765	28,656
Long-term debt, net of current portion	—	1,257
Operating lease obligations, net of current portion	2,624	4,429
Deferred revenue, long-term	436	—
Other long-term liabilities	1,023	133
TOTAL LIABILITIES	26,848	34,475

STOCKHOLDERS' EQUITY
Preferred stock	—	—
Common stock	15	12
Additional paid-in capital	813,627	688,726
Accumulated deficit	(624,784)	(509,601)
Accumulated other comprehensive income (loss)	591	(4)
TOTAL STOCKHOLDERS' EQUITY	189,449	179,133
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$216,297	$213,608